UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2022

COEUR MINING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 S. Michigan Ave., Suite 900, Chicago, IL	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (312) 489-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (par value $.01 per share)	CDE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On September 18, 2022, Coeur Mining, Inc. (the “Company” or “Coeur”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Buyer”), AngloGold Ashanti USA Incorporated, a Delaware corporation (“Buyer Guarantor”), Sterling Intermediate Holdco, Inc., a Delaware corporation (“Seller”) and Coeur Sterling, Inc., a Nevada corporation and a wholly-owned subsidiary of Seller (the “Sterling”).  The Purchase Agreement provides for the sale by the Seller of 100% of the issued and outstanding shares of Sterling, a subsidiary of Coeur that operates the Sterling/Crown exploration property near Beatty, Nevada, to the Buyer (the “Transaction”) in exchange for: (A) a cash payment of $150,000,000 at the closing of the Transaction, subject to a customary purchase price adjustment and (B) the right to an additional payment of $50,000,000 should Buyer, its affiliates or its successors report gold resources in the Sterling/Crown properties (including any in-situ ounces mined after the closing of the Transaction) equal to or greater than 3,500,000 gold ounces, subject to certain additional terms and conditions detailed in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants, and certain covenants provide that Seller will agree to provide an indemnity to Buyer for breaches or inaccuracies of its representations, warranties, covenants, and certain other obligations of Seller and Sterling, subject to the processes and limitations set forth in the Purchase Agreement.

The closing of the Transaction remains subject to closing conditions, including, (i) the absence of any law or injunction or other order (whether preliminary or permanent) that has the effect of making the consummation of the Transaction illegal or otherwise prohibiting consummation of the Transaction and (ii) the absence of any action brought by any governmental entity demanding the entry of such an order that would (x) reasonably be expected to be granted and (y) would reasonably be expected to result in the Transaction being rescinded if entered after the closing of the Transaction. Each party’s obligation to complete the Transaction is also subject to certain additional conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other parties and (ii) performance in all material respects by the other parties of their obligations under the Purchase Agreement. The Buyer’s obligation to complete the Transaction is also subject to (i) the absence of a material adverse effect with respect to Sterling, (ii) Sterling curing certain title defects, (iii) the release of the deed of trust held by the Company’s creditors against the Sterling/Crown properties and (iv) the absence of a material adverse effect with respect to Sterling.  Buyer may also terminate the Purchase Agreement during a specified period following the completion of due diligence if Buyer reasonably determines that there exists potential material liability or loss associated with certain unpatented mining claims that will be transferred from Sterling to a subsidiary of Coeur prior to closing.

The foregoing descriptions of the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the copy of the Purchase Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about Coeur or any of its respective affiliates or businesses.  The representations, warranties, covenants and agreements contained in the Purchase Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors and security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Coeur or any of its affiliates or businesses.

Item 8.01.	Other Events.

On September 19, 2022, the Company issued a press release announcing the Transaction.  A copy of the press release is furnished as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description
Exhibit 2.1
Stock Purchase Agreement, dated September 18, 2022, by and among Coeur Mining, Inc., a Delaware corporation, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation, AngloGold Ashanti USA Incorporated, a Delaware corporation, Sterling Intermediate Holdco, Inc., a Delaware corporation and Coeur Sterling, Inc., a Nevada corporation.

Exhibit 99.1	Press Release dated September 19, 2022, issued by Coeur Mining, Inc.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

	By:	/s/ Thomas S. Whelan
	Name:	Thomas S. Whelan
	Title:	Senior Vice President and Chief Financial Officer

DATED: September 19, 2022